Exhibit 99.1

News Release

For More Information Contact

FOR IMMEDIATE RELEASE

Dane Anderson, CFO/VP

July 26, 2005	763-493-6370 / www.mocon.com

MOCON Announces Second Quarter Results

MINNEAPOLIS, MN, July 26, 2005 – MOCON, Inc. (Nasdaq:MOCO) today reported increased sales and income for the quarter ended June 30, 2005.

Net sales for the second quarter of 2005 were $6,382,000, an increase of 5 percent compared to $6,091,000 for the second quarter of 2004.  Net income was $775,000, a 23 percent increase compared to $630,000 for the second quarter of 2004.  Diluted net income per share was $0.14 in the second quarter of 2005, a 17 percent increase compared to $0.12 for the same period in 2004.  Six-month sales increased 9 percent to $12,827,000 compared to $11,807,000 for the first six months of 2004.  Net income and diluted net income per share were $1,569,000 and $0.28, respectively, for the first half of 2005, increases of 62 and 56 percent, respectively, compared to $966,000 and $0.18 for the same period in 2004.

The overall increase in sales for the second quarter of 2005 compared to the second quarter of 2004 was primarily the result of increased sales of the Company’s headspace analyzer, gas analyzer, and weighing and pharmaceutical products, offset somewhat by decreases in sales of the Company’s permeation products.  Sales of Vaculok® products, included in discontinued operations, also decreased pursuant to the Company’s previously announced decision to discontinue production of vacuum insulated panels and exit this product line.

“We are pleased to be able to report increases in both sales and net income for the second quarter and first half of 2005,” remarked Robert L. Demorest, MOCON President and CEO.  “We are also pleased to have recently completed the sale of the Vaculok product line assets.  This sale is expected to have a modestly favorable impact on third quarter 2005 results, but more importantly, will allow us to better focus on business development opportunities in our core product areas.  We believe that our food, beverage, personal care, packaging and process gas markets contain new opportunities for our gas detection and measurement capabilities, and are worthy of continued increased R&D spending, similar to the levels experienced in the first half of 2005.  We expect that new products resulting from these increased expenditures will have a positive impact in 2006 and beyond.”

The quarter ended June 30, 2005 marks our 95th consecutive quarter of profitability, and over 17 years of consecutive quarterly dividend payments.

MOCON is a leading provider of instrumentation and consulting and laboratory services to medical, pharmaceutical, food and other industries worldwide.  See www.mocon.com for more information.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, statements regarding the gain MOCON expects to recognize as a result of the sale of the Vaculok assets, the timing of such gain, MOCON’s ability to better concentrate on its core businesses, the belief that our food, beverage, personal care, packaging and process gas markets contain new opportunities for our gas detection and measurement capabilities, MOCON’s increased R&D spending having a positive impact on future periods, and other statements that can otherwise be identified by words such as “will,” “may,” “expect,” “believe,” “anticipate,” “estimate,” “continue,” or other similar expressions.  All forward-looking statements speak only as of the date of this press release.  MOCON undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.  In addition to the risks and uncertainties of ordinary business operations and conditions in the general economy and the markets in which MOCON competes, there are important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements made in this press release.  These factors include, but are not limited to, uncertainties relating to competition and technological change, worldwide economic and political stability, setbacks in product development programs, slower-than-anticipated customer acceptance of new products, dependence on certain key industries, risk associated with MOCON’s acquisition strategy and international operations, and other factors set forth in MOCON’s Annual Report on Form 10-K for the year ended December 31, 2004 and other filings with the Securities and Exchange Commission.

MOCON’s shares are traded on the Nasdaq National Market System under the symbol MOCO.

MOCON is a registered trademark of MOCON, Inc.; other trademarks are those of their respective holders.

MOCON, INC.

SUMMARY CONSOLIDATED FINANCIAL DATA

(in Thousands, Except Per Share Data)

INCOME STATEMENT DATA: (unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Sales
Products	$5,824	$5,573	$11,937	$10,827
Consulting services	558	518	890	980
Total sales	6,382	6,091	12,827	11,807

Cost of sales
Products	2,605	2,447	5,246	4,916
Consulting services	240	261	482	481
Total cost of sales	2,845	2,708	5,728	5,397

Gross profit	3,537	3,383	7,099	6,410

Selling, general, and administrative expenses	2,075	2,035	4,158	4,154
Research and development expenses	397	366	818	707
Operating income	1,065	982	2,123	1,549

Other income	107	52	198	73
Income from continuing operations before income taxes	1,172	1,034	2,321	1,622

Income taxes	387	351	611	552
Income from continuing operations	785	683	1,710	1,070
Loss from discontinued operations, including impairment and other charges in the first quarter of 2005 of $162	(15)	(83)	(222)	(164)
Income tax benefit on loss from discontinued operations	5	30	81	60
Loss from discontinued operations, net of tax benefit	(10)	(53)	(141)	(104)

Net income	$775	$630	$1,569	$966

Basic net income per share:
Income from continuing operations	$0.15	$0.13	$0.32	$0.20
Loss from discontinued operations	(0.01)	(0.01)	(0.03)	(0.02)
Basic net income per share	$0.14	$0.12	$0.29	$0.18

Basic weighted average shares outstanding	5,356	5,372	5,348	5,390

Diluted net income per share:
Income from continuing operations	$0.14	$0.12	$0.31	$0.19
Loss from discontinued operations	—	—	(0.03)	(0.01)
Diluted net income per share	$0.14	$0.12	$0.28	$0.18

Diluted weighted average shares Outstanding	5,531	5,475	5,526	5,501

MOCON, INC.

SUMMARY CONSOLIDATED FINANCIAL DATA

(in Thousands, Except Per Share Data)

BALANCE SHEET DATA:  (unaudited)

	June 30,	December 31,
	2005	2004
Assets:
Cash and marketable securities	$8,365	$7,458
Accounts receivable, net	3,818	4,343
Inventories	4,183	3,778
Other current assets	822	1,020
Total current assets	17,188	16,599
Marketable securities, noncurrent	62	231
Property, plant, and equipment, net	1,762	1,955
Other assets, net	3,518	3,731

Total assets	$22,530	$22,516

Liabilities and Stockholders’ Equity:
Total current liabilities	$4,031	$4,772
Total long-term liabilities	358	543
Stockholders’ equity	18,141	17,201

Total liabilities and stockholders’ equity	$22,530	$22,516